Exhibit (a)(5)(B)

TEEKAY CORPORATION ANNOUNCES FINAL RESULTS OF CASH TENDER OFFER FOR 5.0% CONVERTIBLE SENIOR NOTES DUE 2023

HAMILTON, Bermuda, February 9, 2022 - Teekay Corporation (Teekay or the Company) today announced the final results of its previously announced cash tender offer (the Tender Offer) for any and all of its outstanding 5.0% Convertible Senior Notes due 2023 (the Notes), which expired at 12:00 midnight, New York City time, on February 9, 2022 (one minute after 11:59 p.m., New York City time, on February 8, 2022) (the Expiration Time).

Based on the final count by Computershare Trust Company, N.A., the depositary for the Tender Offer, $85.0 million aggregate principal amount of the Notes, representing approximately 75.8% of the total Notes outstanding, were validly tendered (and not validly withdrawn) pursuant to the Tender Offer for the purchase price equal to $1,020 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest.

Teekay has accepted for purchase all of the Notes that were validly tendered (and not validly withdrawn) pursuant to the Tender Offer at the Expiration Time and expects to pay approximately $87.0 million for the purchase of the Notes, including accrued and unpaid interest, on the settlement date of February 10, 2022. After settlement, approximately $27.2 million aggregate principal amount of the Notes will remain outstanding.

Morgan Stanley & Co. LLC acted as the dealer manager in connection with the Tender Offer. For all questions relating to the Tender Offer, please call the Information Agent for the Tender Offer, Georgeson LLC, toll free at 1 (866) 767-8867.

About Teekay

Teekay is a leading provider of international crude oil and other marine transportation services. Teekay provides these services directly and through its controlling ownership interest in Teekay Tankers Ltd. (NYSE:TNK), one of the world’s largest owners and operators of mid-sized crude tankers. The consolidated Teekay entities manage and operate total assets under management of approximately $2 billion, comprised of approximately 55 conventional tankers and other marine assets. With offices in 8 countries and approximately 2,500 seagoing and shore-based employees, Teekay provides a comprehensive set of marine services to the world’s leading energy companies.

Teekay’s common stock is listed on the New York Stock Exchange where it trades under the symbol “TK”.

For Investor Relations enquiries contact:

E-mail: investor.relations@teekay.com

Website: www.teekay.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. All statements included in this release, other than statements of historical fact, are forward-looking statements. Statements about: the expected settlement of the purchase of the Notes in the Tender Offer, other than historical facts, constitute forward-looking statements. When used in this report, the words “expect,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will” or similar words are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. The settlement of the Notes to be purchased in the Tender Offer may not be completed on the terms described herein or otherwise due to factors set forth in the Offer to Purchase, dated January 10, 2022 relating to the Tender Offer and factors identified under “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, and in other reports filed by Teekay with the SEC. Teekay expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Teekay’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.